Exhibit 99.1

Contacts:	Courtney Chabot Dreyer, DuPont	Jeannine Medeiros, Maxygen
	515-334-4663	650-298-5853
	courtney.dreyer@pioneer.com	jeannine.medeiros@maxygen.com

DuPont To Acquire Maxygen Subsidiary Verdia

WILMINGTON, Del., and REDWOOD CITY, Calif., June 3, 2004 — DuPont (NYSE: DD) today announced that it has signed definitive agreements to acquire Verdia, Inc., a wholly owned subsidiary of Maxygen, Inc. (Nasdaq: MAXY) headquartered in Redwood City, Calif.

Subject to regulatory approvals and other customary closing conditions, DuPont will purchase the plant sciences company for $64 million in cash.

By purchasing Verdia, DuPont will have worldwide, royalty-free, exclusive rights to use Maxygen’s MolecularBreeding™ directed evolution platform (gene shuffling) for agricultural applications across its Agriculture & Nutrition platform. All Verdia employees will receive offer letters for employment with DuPont, and DuPont plans to retain Verdia’s name, its bay-area offices and the Verdia leadership team.

“Verdia will significantly enhance our gene research and trait discovery capabilities,” said Jim Miller, DuPont vice president, Crop Genetics Research and Development. “The technology should allow us to reach research targets up to three years faster and more efficiently.”

Russell Howard, Maxygen’s CEO, said the cash proceeds from the sale of Verdia are non-dilutive to Maxygen stockholders. “The cash will strengthen our ability to advance our human therapeutics product candidates, consistent with our focus in this area,” said Howard. “This transaction also reflects the power of our technologies, and we are pleased to have DuPont continue with the success we have created to date in agriculture as we concentrate on generating similar successes in our human therapeutics programs.”

Scientists at Verdia and DuPont subsidiary, Pioneer Hi-Bred International, Inc., unveiled the first-ever agricultural trait developed through gene shuffling in the May 21 issue of Science. Pioneer currently has this trait (glyphosate resistance) in field tests in corn and expects to have it on the market within the next five to six years.

“We know we work well together from our research alliance,” said Miller. “Verdia’s first-rate technology and top-notch people will bring real value to our research teams and to our customers.”

The gene shuffling technology should help Pioneer identify and develop a number of new traits to help plants survive environmental stress, including drought — a universal challenge causing more than $8 billion in losses for farmers globally. Pioneer also plans to use the technology to develop crops that more efficiently utilize key inputs such as nitrogen. Each year, U.S. farmers apply an average of 136 lbs. of nitrogen per acre, which have cost farmers an average of $40 per acre over the past 10 years.

Nutrition & Health businesses at DuPont could also tap Verdia technology and expertise to improve plants’ health benefits, nutritional value and taste for consumers and processing attributes for food manufacturers.

Maxygen plans to use the proceeds from this transaction to fund the advancement of its human therapeutic development programs. The company has an improved interferon alpha in development with Roche for the treatment of hepatitis B and C infections — an improved interferon beta for multiple sclerosis and a novel G-CSF for neutropenia both of which Maxygen plans to advance into clinical development over the next 18 months.

Maxygen will host a conference call for its investors to discuss the impact of this transaction on its operations and research programs today at 10:00 a.m. EDT.

A live webcast of the conference call can be accessed by visiting Maxygen’s website at www.maxygen.com under the “Investors” section. If you are unable to participate in the live webcast, the call will be archived until June 10, 2004.

Minimum Requirements to listen to broadcast: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to isproducers@prnewswire.com.

Maxygen, Inc., headquartered in Redwood City, Calif., is focused on creating novel products using its integrated proprietary technologies for human therapeutics. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products.

DuPont is a science company. Founded in 1802, DuPont puts science to work by solving problems and creating solutions that make people’s lives better, safer and easier. Operating in more than 70 countries, the company offers a wide range of products and services to markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.

Forward-Looking Statements: This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of agricultural products.

This news release also contains forward-looking statements about Maxygen’s research and business prospects, including those relating to: use of the proceeds from the sale of Verdia; Maxygen’s ability to advance its improved interferon beta for multiple sclerosis and novel G-CSF for neutropenia into clinical development and the timing of such advancement; and Maxygen’s future business plans and focus. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its collaborators; the inherent uncertainties of biological research; Maxygen’s ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development; and competition from other products. These and other risk factors are more fully discussed in Maxygen’s Form 10-K for the year ended December 31, 2003, including under the caption “Risk Factors,” and in its other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc. MolecularBreeding is a registered trademark of Maxygen, Inc.

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